Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into effective on _______, 2025 (“Effective Date”) by and between [name of assignor] (“Assignor”) and Pluri Biotech Ltd. (“Assignee”). The Assignee and the Assignor are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS The Assignor, Assignee and other parties prescribed therein, have entered into that certain Share Purchase Agreement dated _______, 2025 (the “Share Purchase Agreement”), in connection with Assignor’s shares in Kokomodo Ltd. (the “Company”). Pursuant to the Share Purchase Agreement, the Assignor agrees to sell and issue to the Assignee, and the Assignee agrees to purchase from the Assignor, all of Company shares held by the Assignor. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Share Purchase Agreement.

WHEREAS, Assignor and Company are parties to that certain Convertible Promissory Note dated ____, 2025, reflecting a principal amount of US$500,000 (the “Note”).

WHEREAS, in order to induce Assignee to enter into and perform its obligations under the Share Purchase Agreement, Assignor has agreed to assign its rights and obligations under the Note to Assignee, at the Closing.

WHEREAS, in furtherance of the foregoing, the Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, all of Assignor’s rights, title and interests set forth in, arising under, or created by the Note, on the terms and subject to conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Assignment and Assumption. Subject to and upon the Closing, Assignor hereby automatically assigns and transfers to Assignee, without any further actions required by Assignor or the Company, all of Assignor’s rights, obligations and interests in, to and under, the Note, and Assignee hereby accepts such assignment as if the Assignee had been the original party to the Note. The foregoing assignment and assumption shall be effective as of the Closing.

2. Successors. This Agreement will apply to, and be binding in all respects upon, and inure to the benefit of the successors and assigns of the Parties.

3. Further Assurances. From time to time hereafter, and without further consideration, Assignor and Assignee covenant and agree that each of Assignor and Assignee shall execute and deliver, or shall cause to be executed and delivered, such further assignments, instruments of transfer and other instruments and papers and take such additional action as the governmental authority may request to effect, consummate, confirm, or evidence the intentions and purposes of this Agreement and the transactions contemplated hereby.

4. Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Israel without regard to conflicts of law principles. The competent courts of Tel-Aviv, Israel, shall have exclusive jurisdiction thereof.

5. Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

[Signature page follows this page.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Assignment and Assumption Agreement as of the Effective Date.

ASSIGNOR:	[NAME]

By:
Name:
Title:

ASSIGNEE:	Pluri Biotech Ltd.

By:
Name:
Title: